Exhibit 11

                           QUEENS COUNTY BANCORP, INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                   Three Months Ended
                                                                         March 31,
(in thousands, except per share data)                               2000        1999(1)
---------------------------------------------------------------------------------------

Net income                                                          $7,594      $8,237

Weighted average common shares outstanding                          17,870      18,535

Earnings per common share                                            $0.42       $0.44

Weighted average common shares outstanding                          17,870      18,535

Additional dilutive shares using average market value for the period when utilizing the Treasury stock method regarding
   stock options                                                       275         573
                                                                  --------    --------

Total shares for diluted earnings per share                         18,145      19,108
                                                                  ========    ========

Diluted earnings per common share and common share equivalents       $0.42       $0.43
                                                                  ========    ========

(1) Data reflects a $1.1 million, or $0.05 per share, gain stemming from the reversal of $2.0 million from the allowance for loan losses in the first quarter of 1999.


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